FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

Crewmember Strike at Polar Air Cargo, Inc.
Not Expected to Affect Most AAWW
Operations

Purchase, N.Y., September 16, 2005 – Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK) announced today that its negotiations with the Air Line Pilots Association (ALPA) for a new Collective Bargaining Agreement covering the Crewmembers employed by its subsidiary Polar Air Cargo, Inc. (Polar) have been unsuccessful, and that ALPA has elected to call a strike at Polar.

“While we regret the Polar Crewmembers’ decision to strike,” said Jeffrey H. Erickson, President and Chief Executive Officer of AAWW, “we have prepared for this contingency. Consistent with our strategic initiatives to place our aircraft where they are most profitable, we have returned three aircraft on dry lease to Polar back to Atlas Air, Inc. We have also placed two Polar aircraft for sale or lease, and are in the process of placing the remaining seven aircraft in other uses, including dry leases. As a result, only seven of the Company’s 42 aircraft are affected by the strike.”

The final offer from Polar to ALPA called for no changes to the current work rules, pay rules and benefits, and provided for an immediate 10.5% across-the-board pay raise. ALPA was demanding significantly higher wage increases, which precluded reaching an agreement. “Our goal was to put our Polar Crewmembers at parity with our Atlas Crewmembers pending merger of the two carriers,” Mr. Erickson continued. “ALPA’s demands were simply not justified in any respect, particularly given the current competitive and fuel environment in which Polar competes.”

AAWW and the Air Line Pilots Association (ALPA), the collective bargaining representative for Polar’s Crewmembers, had been in negotiations for an amended Collective Bargaining Agreement since 2003. The parties were released from negotiations last month by the National Mediation Board (NMB) into a mandated 30-day cooling off period. That period ended last night at midnight, after which the strike action was taken by the Polar Crewmembers.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft. AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.